EXHIBIT 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Common Shares, par value $0.001 per share, of Achieve Life Sciences, Inc., and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filing. In evidence thereof, the undersigned hereby execute this Agreement.

Dated: April 24, 2026

Paradigm BioCapital Advisors LP

Paradigm BioCapital Advisors GP LLC

Paradigm BioCapital International Fund Ltd.

By:	/s/ David K. Kim
Name:	David K. Kim
Title:	Authorized Signatory

/s/ Senai Asefaw, M.D.
Senai Asefaw, M.D.